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Exhibit 99.1

WESTERN GAS RESOURCES, INC.
ANNOUNCES 19 PERCENT INCREASE IN RESERVES

        DENVER, February 17, 2005. Western Gas Resources, Inc. ("Western") (NYSE:WGR) today announced that proved reserves at December 31, 2004 increased approximately 19 percent to 812 billion cubic feet of gas equivalents ("Bcfe"). The Company replaced 346 percent of 2004 production of 55.5 Bcfe. Net production increased five percent in 2004 from the prior year. Reserves increased 192.1 Bcfe before production and sales of reserves in place of 9.0 Bcfe. Rocky Mountain natural gas reserves represent 100 percent of the reserve base. The Company drilled 847 gross wells in 2004, a 41 percent increase above the prior year. Ninety-nine percent of the wells were successful. At year-end, 40 percent of reserves were proved developed. The above results are based on a full independent reserve report prepared by Netherland, Sewell & Associates, Inc. ("NSAI"). At December 31, 2004 the pretax present value of the reserves discounted at ten percent was $1.2 billion, based on year-end NYMEX prices of $6.18 per Mcf of gas and $45.64 per barrel of oil, adjusted for regional pricing differentials and considering existing hedging positions.

        In addition to the proved reserves, the Company has approximately 2.4 trillion cubic feet of gas equivalents ("Tcfe") of probable and possible reserves per the 2004 reserve report by NSAI, a 13 percent increase from the prior year. The Company estimates additional probable and possible reserves could exist based on full development of the Pinedale Anticline, San Juan and other areas.

        The 2004 finding and development costs were approximately $0.67 per thousand cubic feet equivalents ("Mcfe") based on estimated capital expenditures of $111 million for drilling and completion expenses in 2004 and net reserve additions of 165.7 Bcfe excluding reserve additions from acquisitions. Including approximately $91 million of capital expenditures for exploration, leasing and acquisitions and net reserve additions from all sources of 192.1 Bcfe, all-in 2004 finding and development costs were $1.05 Mcfe. After substantial additions to leasehold in several new unconventional gas plays during 2004, as of February 1, 2005, the Company now owns over 1.5 million net acres in eight gas producing basins in the Rocky Mountain region.

        Powder River Basin Coal Bed Methane.    Net CBM production was 41.7 Bcf in 2004 and averaged 114 million cubic feet per day ("MMcfd"), a five percent decrease from 2003. During 2004, a total of 752 gross CBM wells were drilled, a majority of which are dewatering or awaiting hookup. As of December 31, 2004, the Company controlled approximately 533,000 net acres in the Powder River Basin coal bed methane (CBM) development.

        Proved reserves at year-end 2004 in the Powder River CBM play are 309.6 Bcf. Reserves increased 34.4 Bcf before production and sales of reserves in place of 9.0 Bcf. Probable and possible reserves increased to 2.0 Tcf in the Powder River Basin CBM play according to the year-end 2004 NSAI reserve report. Proved reserves at December 31, 2004 included 179 Bcf from the Big George and related coals, a 25 percent increase from year-end 2003. In December 2004, the Company's net production from the Big George fairway was 30 MMcfd (73 MMcfd gross) from six development areas. Industry-wide Big George coal production was approximately 172 MMcfd as of November 30, 2004 per the State of Wyoming, representing an estimated 48 percent growth rate during the previous 12 months. The Company currently has 583 Big George wells that are dewatering and producing gas. An additional 248 Big George wells are dewatering and 335 Big George wells have been drilled and are in various stages of completion and hook-up in preparation for production.

        Big George fairway production is expected to grow in 2005, while overall Powder River Basin CBM net production is expected to decrease three percent compared to 2004. The Company expects to drill approximately 850 gross wells in the Powder River Basin CBM development in 2005, including 730 wells in the Big George fairway.

        Greater Green River Basin.    Natural gas production volumes increased 43 percent from a year ago to 35 MMcfed net in 2004 in the Greater Green River Basin. Total natural gas production was 12.7

Bcfe net. Production volumes in the Greater Green River Basin are expected to increase approximately 19 percent in 2005. In 2004, the Company participated in 80 gross wells in the Pinedale Anticline. The Company also drilled three gross wells in the Sand Wash Basin in northwest Colorado and three gross wells in the Washakie and Red Desert Basins in the eastern Greater Green River Basin. The Company controls approximately 193,000 net acres in the Greater Green River Basin, including 27,000 net acres in the area of the prolific Pinedale Anticline and Jonah Field in southwest Wyoming.

        Proved reserves in the Greater Green River Basin increased 33 percent to 476.2 Bcfe, including 446 Bcfe in the Pinedale Anticline and Jonah Field. Reserves increased 130.1 Bcfe before production. The recent NSAI reserve report includes 58 Bcfe of proved reserve additions from the partial booking of potential 20-acre locations on the Pinedale Anticline. The reserve report estimates 344 Bcfe of probable and possible reserves in the Pinedale and Jonah fields, nearly doubling since the prior year estimate. The probable and possible reserves include some of the additional potential 20-acre locations on the Pinedale Anticline and 10-acre locations in Jonah Field.

        The Company initially budgeted 68 new gross wells on the Pinedale Anticline in 2005. However, the Company is revising its budget to participate in approximately 80 gross wells based on recent indications by operators. Additionally, the Company expects to drill eight gross wells in the Sand Wash Basin and nine gross wells in the Washakie and Red Desert Basins.

        San Juan Basin and other areas.    Leasehold in the San Juan Basin is approximately 24,000 net acres, which the Company is actively developing. Proved reserves are 26.4 Bcfe and total net production was 0.9 Bcfe. Including probable, possible and additional upside reserves, total estimated reserves are expected to be three to four times the current proven reserves. The Company plans to drill 64 gross wells, conduct numerous workovers on existing wells and add leasehold in 2005 in the San Juan Basin.

        In the Niobrara biogenic gas resource play of Northeast Colorado, the Company has begun its new six well drilling program and construction of a twelve mile gathering line. The Company plans to begin flowing gas from six to nine wells to sales in early April 2005. The Company recently acquired 27 square miles of 3-D seismic data to continue to evaluate its 340,000 net leasehold position.

        The Company has expanded its new leasehold position, since early 2004, to approximately 500,000 net acres in new unconventional gas plays in basins outside its core areas. It plans to drill fourteen wells to test these plays in 2005 and continue to add leasehold to these and other emerging projects.

        CEO Comments.    Peter Dea, Chief Executive Officer and President, commented, "The Company had another strong year in 2004 by increasing proven reserves 19 percent, reserve replacement of 346 percent and a five percent increase in production while preserving a low cost structure and high success rate with the drill bit. Meanwhile the significant increases in drilling for 2004 and 2005 poises Western Gas for continued growth in proven reserves and production. Our 2.4 Tcfe of probable and possible reserves estimated by Netherland Sewell provide us with a substantial 10 to 15 year drilling inventory as we develop our two low-risk gas resource plays. Our exploration efforts advanced substantially with a half million acres of new leasehold. Several exploration and confirmation wells will test new unconventional gas resource plays in 2005 complementing the Big George coal and Pinedale Anticline growth engines."

        Earnings Release.    The Company will release its fourth quarter and year end 2004 financial results at 7:00 a.m. Eastern time on February 24, 2005. Western invites you to listen to its fourth quarter and year end conference call via telephone or live Web cast on February 24, 2005 at 11:30 a.m. Eastern, 9:30 a.m. Mountain time. To listen via telephone, dial (719) 457-2692 five to ten minutes before the start of the call. A replay will be available through midnight, March 2, 2005, by dialing (719) 457-0820, pass code 3485202. The live conference call may also be accessed on the Internet by logging onto Western's Web site at www.westerngas.com. Select Financial/Investor Information, then the Current News option on the menu.

        Company Description.    Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer providing a broad range of services to its customers from the wellhead to the sales delivery point. The Company's producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline. The Company also designs, constructs, owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States. For additional Company information, visit Western's web site at www.westerngas.com.

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding production, new well locations, reserves and capital expenditures. Although the Company believes that its expectations are based on reasonable assumptions, Western can give no assurances that its goals will be achieved. These statements are subject to a number of risks and uncertainties, which may cause actual results to differ materially. These risks and uncertainties include, among other things, changes in natural gas and NGL prices, the timeliness of federal and state permitting activity, government regulation or action, geological risk, environmental risk, weather, rig availability, transportation capacity and other factors as discussed in the Company's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. Reserve estimates are also subject to numerous uncertainties inherent in the estimation of quantities of proved and probable reserves, the projection of future rates of production and the timing of development expenditures. The accuracy of these estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Reserve estimates are imprecise and should be expected to change as additional information becomes available. Estimates of economically recoverable reserves and of future net cash flows prepared by different engineers or by the same engineers at different times may vary substantially. Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates. In addition, the estimates of future net revenues from proved reserves and the present value of those reserves are based upon certain assumptions about production levels, prices and costs, which may not be correct. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs.

Investor Contact:	Ron Wirth, Director of Investor Relations (800) 933-5603 e:mail: rwirth@westerngas.com

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WESTERN GAS RESOURCES, INC. ANNOUNCES 19 PERCENT INCREASE IN RESERVES